SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
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[X]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Ingram Micro Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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®

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TO BE HELD MAY 30, 2002

To our shareowners:

     We will hold our annual meeting of shareowners at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705 on Thursday, May 30, 2002, at 10:00 a.m. local time. We are holding this meeting:

(1)	To elect two directors for a three year term;

(2)	To approve the Ingram Micro Inc. Executive Incentive Plan; and

(3)	To transact any other business that properly comes before the meeting.

     All holders of record of shares of Class A common stock at the close of business on April 3, 2002 are entitled to vote at the meeting or any postponements or adjournments of the meeting. Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

If you plan to attend:

     Please note that registration and seating will begin at 9:00 a.m. Each shareowner may be asked to present a valid picture identification, such as a driver’s license or passport. Shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date. In order to vote your shares at the meeting, you must obtain from the record holder a proxy issued in your name.

By order of the Board of Directors,

James E. Anderson, Jr. Senior Vice President, Secretary and General Counsel

April 22, 2002
Santa Ana, California

ABOUT THE MEETING
PROPOSAL ONE ELECTION OF DIRECTORS
STOCK OWNERSHIP
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Comparison of Five-Year Cumulative Total Returns
PROPOSAL TWO APPROVAL OF THE INGRAM MICRO INC. EXECUTIVE INCENTIVE PLAN
OTHER MATTERS
INDEPENDENT ACCOUNTANTS
ANNUAL REPORT
SHAREOWNER PROPOSALS
EXHIBIT A INGRAM MICRO INC. EXECUTIVE INCENTIVE PLAN

i

®

1600 East Saint Andrew Place
Santa Ana, California 92705
____________________

PROXY STATEMENT
____________________

     This proxy statement contains information related to the annual meeting of our shareowners to be held on Thursday, May 30, 2002, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705 and at any postponements or adjournments thereof. The date of this proxy statement is April 22, 2002. It is first being mailed to our shareowners on April 22, 2002.

ABOUT THE MEETING

What is the purpose of the annual meeting?

     At our annual meeting, shareowners will act on the matters described in the notice of meeting on the cover page of this proxy statement:

(1)	The election of two Class I directors for a three year term;

(2)	The approval of the Ingram Micro Inc. Executive Incentive Plan; and

(3)	Any other business that properly comes before the meeting.

     In addition, our management intends to report on our performance during fiscal year 2001 and respond to questions from shareowners.

What are the Board’s recommendations?

     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth together with the descriptions of the proposals in this proxy statement. In summary, the Board recommends a vote:

•	for election of the nominated slate of directors (see pages 5 to 10); and

•	for approval of the Ingram Micro Inc. Executive Incentive Plan (see pages 27 to 29).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares can I vote?

     You may vote all shares of Class A common stock owned by you as of the close of business on April 3, 2002, the record date. These shares include: (1) shares held directly in your name as shareowner of record, including shares purchased through one of our employee stock purchase plans, and (2) shares held in “street name” for you as the beneficial owner through a broker, bank or other nominee (including shares purchased and held through our 401(k) plan).

What is the difference between holding shares as a shareowner of record and as a beneficial owner?

     Most of our shareowners hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

     Shareowner of Record. If your shares are registered in your name with our transfer agent, Equiserve, you are considered, with respect to those shares, the shareowner of record, and Equiserve is sending these proxy materials directly to you. As the shareowner of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

     Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered a beneficial owner of shares held in street name, and these proxy materials have been forwarded to you by your broker, bank or nominee, which is considered, with respect to those shares, the shareowner of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the meeting. However, since you are not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or other nominee should have enclosed or provided a voting instruction card for you to use in directing the broker, bank or other nominee how to vote your shares.

What are the voting rights of Class A shareowners?

     Each outstanding share of Class A common stock will be entitled to one vote on each matter to be voted upon at the meeting. Each outstanding share of Class B common stock was converted into an outstanding share of Class A common stock on November 6, 2001. Therefore, holders of stock certificates representing ownership of Class B common stock are considered holders of Class A common stock.

How can I vote my shares?

     In Person. Shares held directly in your name as the shareowner of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

     Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you may vote those shares in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

     Without Attending the Meeting. Whether you hold shares directly as the shareowner of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by granting a proxy to us or, for shares held in street name, by submitting voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included in your proxy card or the voting instruction card provided by your broker, bank or other nominee.

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “Vote by Internet” instructions on the proxy card. The deadline for voting electronically is 11:59 p.m. (Eastern Daylight Time) on May 29, 2002.

•	By Telephone. You may submit your proxy by following the “Vote by Phone” instructions on the proxy card. The deadline for voting by telephone is 11:59 p.m. (Eastern Daylight Time) on May 29, 2002.

•	By Mail. You may do this by signing your proxy card, or for shares held in street name, the voting instructions card included by your broker, bank or other nominee and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, your shares will be voted as described below in “How are votes counted?” The deadline for voting by mail is receipt of your proxy card by 5:00 p.m. (Eastern Daylight Time) on May 29, 2002.

     401(k) shares. If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of Class A common stock equivalent to the interest in Class A common stock credited to your account as of the record date. You may vote by instructing Putnam Trust Company, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 27, 2002.

Can I change my vote?

     You may change your proxy instructions at any time prior to the vote at the annual meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the annual meeting and voting in person (even if you voted by Internet or by telephone). Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker, bank or other nominee. For shares held through our 401(k) plan, you may revoke previously given voting instructions by May 27, 2002 by filing with the trustee of the plan either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.

Will my shares be voted if I don’t sign a proxy?

     If you hold your shares directly in your own name, they will not be voted unless you provide a signed proxy via mail or via the Internet or you vote by telephone. Under certain circumstances, shares which you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New York Stock Exchange’s rules to vote customers’ unvoted shares on certain “routine” matters. The election of directors is considered to be a “routine” matter and, therefore, your broker has the authority to vote your unvoted shares for or against the directors nominated.

     The proposal to approve the Ingram Micro Inc. Executive Incentive Plan is not considered to be a “routine” matter and, therefore, your shares will not be voted on this matter if your proxy is not signed and returned or not provided via the Internet or telephone.

How are votes counted?

     In the election of directors, you may vote “FOR” both of the nominees or your vote may be “WITHHELD” with respect to either or both of the nominees. For the other proposal, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.”

     Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us means you authorize them to vote your shares at the meeting in the manner you direct. If you sign and return the enclosed proxy card, but do not specify how your shares are to be voted, your shares will be voted as follows:

(1)	“FOR” the election of each of the two nominated directors (who will serve three year terms);

(2)	“FOR” the proposal to approve the Ingram Micro Inc. Executive Incentive Plan; and

(3)	in the discretion of the proxy holders on any other matters that may properly come before the meeting;

except that, in each case, any shares you hold in our 401(k) plan will be voted in proportion to the way the other 401(k) plan participants vote their shares.

What constitutes a quorum?

     The presence at the meeting, in person or by proxy, of the holders of a majority of the voting power represented by shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of April 3, 2002, the record date, 149,930,423 of our Class A common stock were outstanding.

     If you do not vote, or if a broker, bank or other nominee holding your shares in “street name” indicates to us on a proxy that you have not voted and it lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose. You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker, bank or other nominee, you may also get material from them asking how you want to vote. To be sure that all your shares are voted, we encourage you to respond to each request you receive.

     Shares represented by proxies marked “WITHHELD” and “ABSTAIN” will be counted as present for purposes of calculating a quorum.

What vote is required to approve each item?

     The two director candidates receiving the most “FOR” votes will be elected to the two seats on the Board to be filled at the meeting for a term of three years. Abstentions, withholding authority to vote for a candidate, and broker non-votes will only reduce the number of votes a candidate receives.

     Approval of the Ingram Micro Inc. Executive Incentive Plan requires the affirmative vote of a majority of the voting power represented at the Meeting. For this purpose, an abstention and a broker non-vote with respect to a proposal will have the same effect as a vote against that proposal.

     If you hold your shares in “street name” through a broker, bank or other nominee, your broker, bank or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker, bank or other nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

What does it mean if I receive more than one proxy or voting instruction card?

     It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

     We will announce final voting results at the meeting and publish these final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2002, which is required to be filed by August 13, 2002.

PROPOSAL ONE
ELECTION OF DIRECTORS

Recommendation of the Board of Directors

     The Board of Directors recommends that you vote “for” the election of each of the nominees for election as directors described below, which is designated as Proposal No. 1 on the enclosed proxy card.

     Our Board of Directors oversees the management of our company on your behalf. Our Nominating Committee has nominated the two director candidates named below.

     Our Certificate of Incorporation and Bylaws currently provide for a classified Board of Directors. Each person elected as a director at the meeting will serve for a three-year term expiring at the 2005 annual meeting of shareowners. Our Board of Directors has nominated for re-election two of the persons currently serving as directors, whose terms are expiring at this annual meeting of shareowners. Business background information on each of our directors is given below.

Nominees for election as Class I Directors (terms expiring in 2005)

Kent B. Foster	Director since March 2000

Mr. Foster, age 58, was elected Chairman of the Board in May 2000 and is also our Chief Executive Officer. Mr. Foster joined us as Chief Executive Officer and President in March 2000 after a 29-year career at GTE Corporation, a leading telecommunications company with one of the industry’s broadest arrays of products and services. From 1995 through 1999, Mr. Foster served as President, GTE Corporation and was a member of GTE’s Board of Directors from 1992 to 1999, serving as Vice Chairman of the Board from 1993 to 1999. In addition, he currently serves as a member of the Board of Directors of Campbell Soup Company, Inc., J.C. Penney Company, Inc., and New York Life Insurance Company.

Martha R. Ingram	Director since May 1996

Mrs. Ingram, age 66, is the Chairman of the Board of Ingram Industries Inc. and served as Chief Executive Officer of Ingram Industries from May 1996 to June 1999. Ingram Industries is a Nashville, Tennessee company with various operating divisions: Ingram Book Group, a leading wholesaler of trade books, textbooks and specialty magazines; Lightning Source Inc., Ingram Marine Group, which includes Ingram Barge Company and Ingram Materials Company; and Ingram Insurance Group; a provider of nonstandard automobile insurance in nine states through the Permanent General Companies. She previously served as our Chairman of the Board from May 1996 to August 1996 and as Director of Public Affairs of Ingram Industries from 1979 to June 1995. Mrs. Ingram serves as President of the Board of Trust of Vanderbilt University. In addition, she currently serves as a member of the Board of Directors of Weyerhaeuser Company, AmSouth BankCorp., and Baxter International Inc.

Directors continuing in office with terms expiring at the 2003 annual meeting

John R. Ingram	Director since April 1996

Mr. Ingram, age 40, is Vice Chairman of Ingram Industries and is also Chairman of Ingram Distribution Holdings, Ingram Industries’ operating division of Ingram Book Group related companies. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at our company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing.

Dale R. Laurance	Director since May 2001

Dr. Laurance, age 56, has been the President of Occidental Petroleum Corporation since 1996. Dr. Laurance has also served as a Director of Occidental Petroleum Corporation since 1990. Dr. Laurance has been Chairman of the Board, President and Chief Executive Officer of Occidental Oil and Gas Corporation since 1999. In addition, he currently serves as a member of the Board of Directors of Jacobs Engineering Group Inc.

Gerhard Schulmeyer	Director since July 1999

Mr. Schulmeyer, age 63, is Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer assumed this position in January 2002 after serving as President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from January 1999 to December 2001. Prior to assuming such positions, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/Paderborn, a position he held since 1994. Mr. Schulmeyer currently serves as a member of the Board of Directors of Alcan Inc., Zurich Financial Services, FirePond, Inc., Poet Holdings, Inc., and Korn/Ferry International.

Directors continuing in office with terms expiring at the 2004 annual meeting

Orrin H. Ingram II	Director since September 1999

Mr. Ingram, age 41, is President and Chief Executive Officer of Ingram Industries. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram also serves as Chairman of the Vanderbilt-Ingram Cancer Center.

Michael T. Smith	Director since May 2001

Mr. Smith, age 58, is the retired Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith currently serves as a member of the Board of Directors of Alliant Techsystems Inc. and Teledyne Technologies.

Joe B. Wyatt	Director since October 1996

Mr. Wyatt, age 66, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. He also serves as Chairman of the University Research Association, New American Schools and the Education Quality Institute. Mr. Wyatt currently serves as a member of the Board of Directors of El Paso Corporation and Hercules Incorporated.

     Martha R. Ingram is the mother of John R. Ingram and Orrin H. Ingram II. There are no other family relationships among our directors or executive officers.

What are the requirements for Board membership?

     We have entered into a board representation agreement with Martha, John and Orrin Ingram, certain trusts created for their benefit (including trusts where SunTrust Bank acts as trustee), and a charitable trust and foundation created by the Ingram family (the “Ingram Family Stockholders”). So long as the Ingram Family Stockholders and their permitted transferees (as defined in the board representation agreement) own in excess of 25,000,000 shares of our outstanding common stock, proposed directors are required to possess the following qualifications: (1) three individuals designated by the Ingram Family Stockholders, (2) one individual designated by the Chief Executive Officer of Ingram Micro, and (3) four or five individuals who are not members of the Ingram family or executive officers or employees of Ingram Micro. Directors designated by the Ingram Family Stockholders may, but are not required to, include Mrs. Ingram, any of her legal descendants, or any of their respective spouses. Mrs. Ingram and John and Orrin Ingram are considered directors designated by the Ingram Family Stockholders. Mr. Foster is considered our Chief Executive Officer designee. Messrs. Laurance, Schulmeyer, Smith and Wyatt are considered independent directors. The parties to the board representation agreement (other than Ingram Micro) have agreed to vote their shares of common stock in favor of the proposed nominees who fit within the qualifications set out in the agreement.

What are the other rights of the Ingram Family Stockholders under the board representation agreement?

     In addition to provisions relating to the designation of directors described above, the board representation agreement provides as follows:

     Certain types of corporate transactions, including transactions involving the potential sale or merger of Ingram Micro; the issuance of additional equity, warrants, or options; acquisitions involving aggregate consideration in excess of 10% of our stockholders’ equity; any guarantee of indebtedness of an entity other than a subsidiary of Ingram Micro exceeding 5% of our stockholders’ equity; and the incurrence of indebtedness in a transaction which could reasonably be expected to reduce our investment rating (1) lower than one grade below the rating in effect immediately following our initial public offering in November 1996, or (2) below investment grade, may not be entered into without the written approval of at least a majority of the voting power deemed to be held (for purposes of the board representation agreement) by the Ingram Family Stockholders and their permitted transferees.

     The board representation agreement will terminate on the date on which the Ingram Family Stockholders and their permitted transferees collectively cease to beneficially own at least 25,000,000 shares of our common stock (as such number may be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, and other transactions in our capital stock). The trustees, who in some cases are members of the Ingram family, are authorized to make all decisions for the trusts or foundations which are parties to the agreement.

How are directors compensated?

     Compensation package. Beginning in 2001 for non-executive directors first elected to the Board and 2002 for all other incumbent non-executive directors, each non-executive director is entitled to receive an annual award of cash, stock options and restricted stock with an estimated value of $150,000 ($155,000 for Committee chairmen). The mix of cash, stock options and restricted stock must be selected by each eligible Board member prior to January 1 of each year or promptly upon initial election to the Board, as the case may be. The award will be pro rated for partial year service. The mix of cash, stock options and restricted stock is subject to the following assumptions and restrictions:

•	Cash. If cash is selected as a component of compensation, the maximum amount that may be selected is $35,000 ($40,000 for Committee chairmen).

•	Stock Options. Stock options must be selected as a component of compensation. The grant value of the options must be at least $50,000 and may be more. Options will be granted as non-qualified stock options at the time of the first semi-annual stock option grant made to our management each year. The number of options to be granted will be based on the Black-Scholes calculation used to determine the management stock option grant. Options will be exercisable at the closing price of our stock on the New York Stock Exchange on the day of grant, vest in monthly installments ending the next succeeding February and have a term of ten years.

•	Restricted Stock. If restricted stock is selected as a component of compensation, it will be granted on the date of the first semi-annual grant of stock options to our management each year. The number of shares to be granted will be equal to the dollar value of the amount of restricted stock selected divided by the closing price of our stock on the New York Stock Exchange on the day of grant rounded up to the next whole share. Restrictions on disposition of the shares will lapse the following February.

     Michael Smith and Dale Laurance were first elected to serve as members of our Board of Directors on June 1, 2001 and made elections to receive Board compensation under the new Board compensation plan. On July 2, 2001, we issued to Mr. Smith 973 shares of restricted Class A common stock (which vested on February 2, 2002) and 10,069 options to purchase Class A common stock at an exercise price of $14.39 per share. Mr. Smith’s options vest one-seventh per month for seven months, commencing August 2, 2001, and expire ten years from the grant date. On July 2, 2001, we also issued to Dr. Laurance 11,987 options to purchase Class A common stock at an exercise price of $14.39 per share. Dr. Laurance’s options vest one-seventh per month for seven months, commencing August 2, 2001, and expire ten years from the grant date.

     Gerhard Schulmeyer requested that we cancel 45,000 options granted to him previously in July 1999 as compensation for his three-year term as Board member so as to allow him to participate in the new Board compensation plan commencing 2002. Pursuant to Mr. Schulmeyer’s request, we canceled his 45,000 options as of June 19, 2001 and included Mr. Schulmeyer as a participant under the 2002 Board compensation plan.

     We made the following awards as of February 1, 2002 to our Board members for their 2002 compensation based on each of their elections (for cash, stock options, restricted stock, or a combination thereof) under the new Board compensation plan:

			Restricted
Name of Director	Cash(1)	Stock Options(2)	Stock(3)

John R. Ingram	$40,000	14,878	—
Martha R. Ingram	40,000	6,469	3,632
Orrin H. Ingram	40,000	6,469	3,632
Dale R. Laurance	—	19,405	—
Gerhard Schulmeyer	35,000	6,469	3,632
Michael T. Smith	—	12,937	2,794
Joe B. Wyatt	40,000	6,469	3,632

(1)	Paid in quarterly installments.

(2)	Options to purchase Class A common stock at $17.90 per share which vest one-twelfth per month for twelve months, commencing March 1, 2002, and expire ten years from the grant date.

(3)	Shares will vest on February 1, 2003.

     Other. All directors are required to achieve and maintain ownership of shares of our common stock or vested but unexercised stock options with a value of $150,000 beginning five years from the date of election to the Board. Shares owned will be valued at the average closing price of our stock on the New York Stock Exchange during the four week period ending closest to June 30th of each year. Vested but unexercised stock options will be valued at the difference between the exercise price and the average closing price of our stock on the New York Stock Exchange during the four week period ending closest to June 30th of each year. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees.

How often did the Board meet during fiscal 2001?

     The Board of Directors met seven times during fiscal 2001. Each director attended more than 75% of the total number of meetings of the Board and the Committees on which he or she served.

What committees has the Board established?

     The Board of Directors has standing Executive, Human Resources, Audit and Nominating Committees.

Board Committee Membership (as of April 3, 2002)

	Executive	Human Resources	Audit	Nominating
Name	Committee	Committee	Committee	Committee

Kent B. Foster	*			*
John R. Ingram	**
Martha R. Ingram				**
Orrin H. Ingram		**
Dale R. Laurance			*
Gerhard Schulmeyer		*	*
Michael T. Smith		*
Joe B. Wyatt	*		**	*

*	Member

**	Chair

     Executive Committee. Our Bylaws require that the Executive Committee be comprised of a director designated by the Ingram Family Stockholders, a director designated by our Chief Executive Officer and an independent director. The Committee may approve management decisions requiring the immediate attention of the Board of Directors during the period of time between regularly scheduled meetings of the Board. The Committee does not have authority to approve any of the following items, all of which require the approval of the Board: (1) any action that would require the approval of the holders of a majority of the stock held by the Ingram Family Stockholders under the board representation agreement or that would require approval of the holders of a majority of the common stock under applicable law or under our Certificate of Incorporation or Bylaws (provided, however, that subject to applicable law, the Board is entitled to delegate to the Executive Committee the authority to negotiate and finalize actions, the general terms of which have been approved by the Board); (2) any acquisition with a total aggregate consideration in excess of 2% of our stockholders’ equity; (3) any action outside the ordinary course of our business; or (4) any other action involving a material shift in policy or business strategy for the Board. In fiscal 2001, the Committee held no meetings.

     Human Resources Committee. Our Bylaws require that the Human Resources Committee be comprised of a director designated by the Ingram Family Stockholders and two independent directors. The purpose of the Human Resources Committee is to review and report to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — associates, customers, shareowners and vendors. The Committee’s oversight areas include compensation strategy, succession planning processes and key leader succession plan, and work environment assessment and improvement. The Committee’s primary administrative function is to assist Ingram Micro in attracting, retaining and motivating our executive officers through its responsibility for establishing the compensation of all executive officers and administering all stock related compensation plans. In fiscal 2001, the Committee held nine meetings and acted by written consent on one occasion.

     Audit Committee. Our Bylaws require that the Audit Committee be comprised of three directors, a majority of whom must be independent directors. In addition, the New York Stock Exchange requires that (1) all of the members of the Audit Committee be independent, (2) all of the members of the Audit Committee “be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flows statement,” and (3) one of the members have “past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.” The current members of the Audit Committee meet the requirements of the New York Stock Exchange and our Bylaws. The primary functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of our independent auditors, discuss and review in advance the scope of and the fees to be paid in connection with the annual audit and review the results of the audit with our independent auditors, monitor the independence and performance of our independent auditors, review our company’s compliance with existing major accounting and financial reporting policies, review the adequacy of our financial organization, and review management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices, review our draft annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. In addition, the Audit Committee is required to prepare a report to shareowners for inclusion in Ingram Micro’s annual proxy statement (see pages 16 to 17). The Audit Committee held six meetings during fiscal 2001.

     Nominating Committee. Our Bylaws require that the Nominating Committee be comprised of two directors designated by the Ingram Family Stockholders and a director designated by our Chief Executive Officer. The Committee is responsible for soliciting recommendations for candidates for the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareowners, and designating members of Board committees. Any shareowner wishing to propose a nominee should submit a recommendation in writing to our Corporate Secretary, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. The Committee held four meetings during fiscal 2001.

STOCK OWNERSHIP

     The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table found on page 20 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. As of February 1, 2002, the Ingram Family Stockholders, David Ingram, Robin Ingram Patton and related legal entities held 70,898,863 shares of Class A common stock in the aggregate, amounting to 47.4% of the total outstanding shares of common stock. A significant number of shares attributable to the individual members of the Ingram family or related legal entities are reflected more than once in the table below as a result of members of the Ingram family being co-trustees of various trusts. Except as otherwise indicated, all information is as of February 1, 2002.

	Class A Common Stock

Name	Shares Beneficially Owned		% of Class

Directors:
Kent B. Foster	1,152,673	(1)	*
John R. Ingram(2)(3)	53,960,774	(4)(5)(6)(7)(8)	36.1%
Martha R. Ingram(2)(3)	55,566,193	(5)(6)(9)	37.2%
Orrin H. Ingram(2)(3)	53,985,431	(5)(6)(7)(10)	36.1%
Dale R. Laurance	15,221	(11)	*
Gerhard Schulmeyer	62,078	(12)	*
Michael T. Smith	13,198	(13)	*
Joe B. Wyatt	139,078	(14)	*

Named Executive Officers:
Michael J. Grainger	732,876	(15)	*
Guy Abramo	240,373	(16)	*
Kevin M. Murai	188,545	(17)	*
James E. Anderson, Jr.	607,144	(18)	*

Executive Officers and Directors, as a group (18 persons)	69,642,423	(6)(7)(19)	45.5%

5% Shareowners:
David B. Ingram(2)(3)	53,365,678	(6)(7)(20)	35.7%
Robin Ingram Patton(2)(3)	51,228,313	(5)(6)(7)	34.3%
E. Bronson Ingram QTIP Marital Trust(2)(3)	49,099,259		32.8%
AXA Assurances I.A.R.D. Mutuelle	11,398,664	(21)	7.6%
FMR Corp.	11,554,900	(22)	7.7%

*	Represents less than 1% of our outstanding Class A common stock.

1)	Includes vested options to purchase 652,673 shares of Class A common stock, and unvested options to purchase 500,000 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

2)	David B. Ingram, Robin Ingram Patton, Orrin H. Ingram II, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of the shares held by the QTIP Trust.

3)	The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205. The address for David B. Ingram is c/o Ingram Entertainment Inc., Two Ingram Boulevard, La Vergne, Tennessee 37089.

4)	Includes vested options to purchase 73,007 shares of Class A common stock, and unvested options to purchase 2,478 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

5)	Excludes 231,000 shares of common stock owned by Ingram Industries. As principal shareowners of Ingram Industries, the indicated shareowners may be deemed to be beneficial owners of the shares held by Ingram Industries.

6)	Includes 51,703,898, 50,906,318, 50,959,490, 51,859,490, 54,300,913, and 56,107,790 shares, for David B. Ingram, Robin Ingram Patton, Orrin H. Ingram II, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees. Such individuals could each be deemed to be the beneficial owner of the shares held by trusts of which he or she is a trustee.

7)	Excludes for John R. Ingram 185,312 shares held by one or more trusts of which he and/or his children are beneficiaries; for Orrin H. Ingram II 188,815 shares held by one or more trusts of which he and/or his children are beneficiaries; for David B. Ingram 1,878,418 shares held by one or more trusts of which he and/or his children are beneficiaries; and for Robin Ingram Patton 2,517,755 shares held by one or more trusts of which she is a beneficiary. Each such individual disclaims beneficial ownership as to such shares.

8)	Includes 900,000 shares held in two grantor-retained annuity trusts.

9)	Includes vested options to purchase 32,000 shares of Class A common stock, and unvested options to purchase 1,078 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002

10)	Includes vested options to purchase 46,018 shares of Class A common stock, and unvested options to purchase 1,078 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

11)	Includes vested options to purchase 10,274 shares of Class A common stock, and unvested options to purchase 4,947 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

12)	Includes vested options to purchase 61,000 shares of Class A common stock, and unvested options to purchase 1,078 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

13)	Includes vested options to purchase 8,630 shares of Class A common stock, and unvested options to purchase 3,595 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

14)	Includes vested options to purchase 83,000 shares of Class A common stock, and unvested options to purchase 1,078 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

15)	Includes vested options to purchase 625,557 shares of Class A common stock, and unvested options to purchase 12,000 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

16)	Includes vested options to purchase 231,073 shares of Class A common stock, and unvested options to purchase 9,000 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

17)	Includes vested options to purchase 188,545 shares of Class A common stock.

18)	Includes vested options to purchase 513,282 shares of Class A common stock, and unvested options to purchase 7,600 shares of Class A common stock, but which are exercisable within 60 days of February 1, 2002.

19)	Includes options to purchase 4,128,368 shares of Class A common stock, of which 566,352 options are exercisable within 60 days of the date of the table.

20)	Includes 744,408 shares held in three grantor-retained annuity trusts.

21)	Based on information provided in a Schedule 13G (Amendment No. 2) filed on February 12, 2002 by AXA Assurances I.A.R.D. Mutuelle (“I.A.R.D.”) and certain related entities (collectively, the “AXA entities”). Each of I.A.R.D., AXA Assurances Vie Mutuelle (“Vie”), AXA Conseil Vie Assurance Mutuelle (“Conseil”), AXA Courtage Assurance Mutuelle (“Courtage”), AXA (“AXA”), and AXA Financial, Inc. (“AXA Financial”) (through its subsidiary Alliance Capital Management L.P. (“Alliance”)) shares voting power with respect to 1,040,830 shares. Each of the AXA Entities has sole voting power with respect to 6,278,925 shares and sole dispositive power with respect to 11,398,664 shares. The addresses for the AXA Entities are as follows: I.A.R.D., Vie and Conseil: 370 rue Saint Honore 75001

Paris France; Courtage: 26, rue Louis le Grand, 75002 Paris France; AXA: 25, avenue Matignon 75008 Paris France; and AXA Financial: 1290 Avenue of the Americas, New York, NY 10104.

22)	Based on information provided in a Schedule 13G (Amendment) filed on February 14, 2002 by FMR Corp. (“FMR”), Edward C. Johnson 3d (“Mr. Johnson”) and Abigail P. Johnson (“Ms. Johnson”). Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 10,533,000 shares of Class A common stock as a result of acting as investment adviser to various investment companies. Mr. Johnson, FMR (through its control of Fidelity) and various funds each has sole power to dispose of 10,533,000 shares owned by such funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. Fidelity Management Trust Company (“Fidelity Management”), a wholly-owned subsidiary of FMR, is the beneficial owner of 758,900 shares as a result of its serving as investment manager for various institutional accounts. Mr. Johnson and FMR (through its control of Fidelity Management) each has sole dispositive power over, and the sole power to vote or to direct the voting of 263,000 shares held by, such institutional accounts. In addition, members of the Johnson family, including Mr. Johnson and Ms. Johnson, are deemed to form a controlling group with respect to FMR under the Investment Company Act of 1940. The address of FMR, the filing person, is 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance.

     Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2001 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934; however, due to inadvertence, a 10% shareowner, Robin Ingram Patton, filed a report eleven days after its due date with respect to a disposition pursuant to a Rule 10b5-1 selling plan on January 29, 2001 of 20,900 shares attributable to her.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements entered into in connection with our November 1996 split-off from our former parent, Ingram Industries.

     We were split-off from our former parent, Ingram Industries, in November 1996. At that time, we entered into agreements with the Ingram Family Stockholders covering board representation and registration rights for common stock held by the Ingram Family Stockholders (including shares of Class A common stock issued upon conversion of Class B common stock). The board representation agreement is described above under “—What are the requirements for Board membership?” and “—What are the other rights of the Ingram Family Stockholders under the board representation agreement?”

     We also agreed to certain exchanges covering outstanding Ingram Industries options and stock appreciation rights (“SARs”) held by current or former employees or directors of Ingram Industries, its former subsidiary Ingram Entertainment or their subsidiaries. We converted these options and SARs and exchanged certain Ingram Industries incentive stock units (“ISUs”) for options to purchase shares of our Class A common stock (“Rollover Stock Options”). We determined the exchange values for these options, SARs, and ISUs primarily on the value of the underlying common stock, and these underlying values were determined by the Board of Directors of Ingram Industries in accordance with the respective plans under which they were issued. A total of approximately 10,989,000 Rollover Stock Options were issued in connection with the split-off. We agreed to register at various times shares of Class A common stock issuable upon the exercise of Rollover Stock Options. We have completed several registrations with respect to shares of Class A common stock issuable upon exercise of Rollover Stock Options, and the registration statements that we have agreed to keep current are described below.

Registration rights agreement.

     We entered into a registration rights agreement with the Ingram Family Stockholders, their permitted transferees, other members of the Ingram family and the other shareowners of Ingram Industries who received shares of Class B common stock in the split-off which grants demand registration rights following the closing of our initial public offering in November 1996. These demand registration rights may be exercised by the QTIP Trust for all or any portion (subject to certain minimum thresholds) of the shares of our common stock owned by the QTIP Trust, one or more of the other Ingram Family Stockholders and other family members and certain of their permitted transferees on up to three occasions during the 84-month period following the closing of the initial public offering; provided that we are not obligated to effect: (1) any registration requested by the QTIP Trust unless the QTIP Trust has furnished us with an opinion of counsel to the effect that such registration and any subsequent sale will not affect the tax-free nature of the split-off, or (2) more than one demand registration during any 12-month period. The registration rights agreement also grants one demand registration right (subject to certain minimum thresholds) to other members of the Ingram family (which may only be exercised during the 84-month period following November 1, 1996).

     We agreed that we will not grant any registration rights to any other person that are more favorable than those granted under the registration rights agreement or provide for the exercise of demand registration rights sooner than three months following a public offering in which such person was entitled to include its shares, unless the number of shares requested to be included in such public offering exceeded 125% of the number of shares actually included.

     The registration rights agreement provides that the parties to the agreement are entitled to unlimited “piggyback” registration rights in connection with any proposed registration of equity securities by us (with certain specified exceptions) during the 84-month period following the completion of the initial public offering in November 1996. Employees who purchased shares of Class B common stock in our July 1996 employee offering are bound by the provisions of the registration rights agreement as if the employees were parties to the agreement, and are also entitled to the “piggyback” registration rights.

     The registration rights agreement contains other provisions regarding reduction of the size of an offering that has been determined by the underwriters to have exceeded its maximum potential size and contains certain customary provisions, including those relating to holdback arrangements, registration procedures, indemnification, contribution and payment of fees and expenses.

Registration statements being kept current.

     We filed a registration statement on Form S-3 covering 10,949,298 shares of Class A common stock that was declared effective on November 20, 1997. It relates to our offer and sale of up to 2,485,944 shares of Class A common stock upon the exercise of options under the Ingram Micro Rollover Option Plan and up to 250,000 shares under the Ingram Micro Amended and Restated 1996 Equity Incentive Plan. It also relates to the offer and sale by our 401(k) plan, the Ingram Thrift Plan, and the Ingram Entertainment Thrift Plan of a total of 8,213,354 shares of our Class A common stock (resulting from the conversion of shares of Class B common stock held by these plans). We have agreed to keep the registration statement current.

     In connection with our December 1999 sale of shares of common stock of SOFTBANK Corp. (“Softbank”), a Japanese corporation, we issued to Softbank warrants to purchase 1,500,000 shares of our common stock. This warrant has an exercise price of $13.25 per share, was immediately exercisable and had a term of five years. We also entered into a registration agreement with Softbank requiring us to register the resale from time to time of the shares of common stock issuable upon exercise of the warrant. We filed a registration statement on Form S-3 with respect to these shares, which was declared effective on May 18, 2000. Softbank is under no obligation to sell its shares, and we do not know when or if Softbank will sell its shares. We have agreed to keep the registration statement effective generally until December 3, 2005.

Loans to executive officers.

     We extended a $200,000 loan to an executive officer, Guy P. Abramo, to assist him with the purchase of his home at an interest rate of 5.5% per annum. We agreed to forgive 20% of the outstanding principal and interest on April 1st of each year, commencing April 1, 2000, if Mr. Abramo continues to be an employee in good standing with us on each such date. Additionally we agreed to provide tax gross-up payments to cover the taxes that Mr. Abramo may be liable to pay in connection with such forgiveness arrangement. We forgave $54,872 ($40,000 in principal and $14,872 in interest) and $48,824 ($40,000 in principal and $8,824 in interest) on April 1, 2000 and April 1, 2001, respectively. On October 1, 2001, Mr. Abramo repaid the loan in full and the amount of $3,435.62 of interest was forgiven.

     In connection with our request that Asger Falstrup, an executive officer, relocate from Canada to the United States as President of Ingram Micro Latin America, we extended a bridge loan of $175,000 to Mr. Falstrup to assist him and his family’s transfer to and purchase of a home in Miami, Florida, at an interest rate of 3.52% per annum. Principal and all accrued interest is payable on April 30, 2002, six (6) months from the date of Mr. Falstrup’s loan. We agreed to forgive all accrued interest so long as Mr. Falstrup is not in default under the terms of the loan and he remains employed by us on the loan termination date.

     In connection with our request that Kevin Murai, an executive officer, relocate from Canada to the United States as President of Ingram Micro U.S., we extended three loans to Mr. Murai. First, to assist Mr. Murai and his family’s transfer to and purchase of a home in Southern California, we extended a $300,000 loan to Mr. Murai, at an interest rate of 6.43% per annum. We agreed to forgive 20% of the outstanding principal and interest on May 1st of each year, commencing May 1, 2001, if Mr. Murai continues to be an employee in good standing with us on each such date. Additionally, we agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with such forgiveness arrangement. We forgave $79,554 ($60,000 in principal and $19,554 in interest) on May 1, 2001. As of April 3, 2002, Mr. Murai’s outstanding loan amount was $252,980.

     Second, Mr. Murai’s relocation to the United States in January 2000 triggered additional tax obligations by Mr. Murai to the Canadian and U.S. tax authorities, and we extended two loans to assist him with meeting such increased tax liabilities. Mr. Murai received a grant of restricted stock in October 1999 as President of Ingram Micro Canada. He was required to pay Canadian taxes on the unvested portion of the restricted stock when he relocated to the United States. Mr. Murai was also required to pay U.S. taxes when 50% of the restricted stock vested in October 2000. In connection with payment of such additional tax obligations, we extended a $30,187.89 loan at an interest rate of 5.94% per annum to Mr. Murai. We agreed to waive all of the interest if Mr. Murai repays the principal in full on its due date of December 31, 2003. We also agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with such waiver of interest arrangement. As of April 3, 2002, the outstanding balance on Mr. Murai’s tax loan was $32,695.

     In addition, as a result of his relocation from Canada to the U.S., Mr. Murai was “double-taxed” by the Canadian and U.S. tax authorities on his personal income. We extended an interest-free $182,000 tax advance to Mr. Murai to cover the difference between Mr. Murai’s Canadian and U.S. tax obligations relating to his relocation from Canada to the United States. Mr. Murai agreed to repay this advance on the earlier of receipt of certain Canadian tax credits or December 31, 2001. On February 11, 2002, we agreed to extend the terms of Mr. Murai’s repayment from December 31, 2001 to June 30, 2002 or upon receipt of his Canadian tax refund, whichever is earlier. We have agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with the waiver of interest arrangement.

     In recognition of his performance in leading certain projects for the Company, we have provided a loan in the amount of $150,000 to James E. Anderson, Jr., an executive officer of the Company, at an interest rate of 2.74% per annum. We agreed to forgive one-third of the outstanding principal and all accrued interest on Mr. Anderson’s loan on each of the first three anniversaries of the date of his loan, provided that he continues to be employed by us on each such date. We have also agreed to provide payments to cover the taxes that Mr. Anderson may be liable to pay in connection with such forgiveness arrangement. As of April 3, 2002, Mr. Anderson’s outstanding loan balance was $150,000.

     In addition, we extended a bridge loan of $337,500 to an executive officer, Thomas A. Madden, at an interest rate of 3.52% per annum to assist him with the purchase of his home. The principal balance on Mr. Madden’s loan was payable in full upon the earlier of 15 days after the sale of his prior home closed or six months from the date of Mr. Madden’s loan. We agreed to forgive all accrued interest so long as Mr. Madden was not in default under the terms of the loan and remained employed by us on the loan termination date. On November 28, 2001, Mr. Madden repaid the loan in full and no interest was required as the loan met IRS requirements for a relocation loan which was paid within 15 days after the sale of his prior home closed.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

     During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Committee, which was approved by the full Board on May 17, 2000. The charter, which was included as part of last year’s proxy statement, reflects standards set forth in SEC regulations and New York Stock Exchange rules.

     As set forth in more detail in the charter, our primary responsibilities fall into three broad categories:

•	first, we monitor the integrity of our company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	second, we monitor the independence and performance of our company’s independent external auditors and internal audit department; and

•	third, we provide an avenue of open communication among our company’s independent external auditors, management, internal audit department and Board of Directors.

     We meet with management periodically to consider the adequacy of our company’s internal controls and the objectivity of its financial reporting. We discuss these matters with our company’s independent auditors and with appropriate company financial personnel and internal auditors. We regularly meet privately with our company’s independent auditors and internal auditors, each of whom has unrestricted access to the Committee. We also recommend to the Board of Directors the appointment of our company’s independent auditors and review periodically their performance and independence from management.

     We reviewed our company’s audited financial statements for fiscal 2001 and met with both management and PricewaterhouseCoopers LLP (“PwC”), the independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles.

     We have received from and discussed with PwC the written disclosure and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. These items relate to that firm’s independence from our company. We also discussed with PwC any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees and as amended by Statement on Auditing Standards No. 90, Audit Committee Communications.

     The fees billed to our company by PwC for fiscal year 2001 were as follows:

•	Audit fees. PwC’s fee for their audit of the annual financial statements and their review of the quarterly financial statements for fiscal year 2001 was $1,535,000, $744,000 of which was billed in fiscal year 2001.

•	Financial information systems design and implementation fees. PwC neither billed us any fees nor provided any services related to financial information systems design and implementation.

•	All other fees. PwC billed us a total of $1,261,000 for services rendered that are not described above, which were principally related to tax compliance and consulting matters, subordinated notes offering and registration and other audit related services.

     We have considered whether the provision of the services included in the category “All other fees” is compatible with maintaining PwC’s independence.

     In May 2001, we adopted a set of guidelines for management to follow when considering retaining our company’s independent auditors to perform non-audit services. Our guidelines closely follow the SEC’s standards on non-audit services that may be performed by a company’s independent auditors, but are stricter in certain regards. We require management to comply with a set of processes and procedures when considering our company’s independent auditors for non-audit services as well as to report periodically to the Committee information on non-audit services being performed by the independent auditors.

     The directors who serve on the Committee are all “independent” for purposes of the New York Stock Exchange listing standards.

     Although our activities described in the forepart of this report are extensive, we are not employees of the company and, as such, it is not the duty or the responsibility of the Committee or its members to conduct auditing or accounting reviews or procedures. In performing our oversight responsibility, members of the Committee rely on information, opinions, reports and statements, including financial statements and other financial data prepared or presented by officers and employees of our company, legal counsel, independent accountants and other persons with professional or expert competence. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles, policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions do not assure that the audit of our company’s financial statements by its independent auditors has been carried out in accordance with generally accepted auditing standards or that our company’s independent auditors are in fact “independent.”

     Based on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee, we recommended to the Board of Directors that our company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 29, 2001, for filing with the Securities and Exchange Commission.

Members of the Audit Committee of the Board of Directors of Ingram Micro Inc.

Joe B. Wyatt (Chairman) Dale R. Laurance Gerhard Schulmeyer

EXECUTIVE COMPENSATION

Report of the Human Resources Committee

     The following Report of the Human Resources Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Ingram Micro specifically incorporates this Report or the stock performance graph by reference therein.

     The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2001.

What is our philosophy of executive officer compensation?

     Our compensation program for executives consists of the following key elements:

• base salary,

• performance-based annual bonus,

• periodic grants of equity-based awards, and

• beginning in 2002, cash-based long-term incentive awards.

     We believe that this multi-component approach best serves the interest of our company and our shareowners. It enables us to meet the requirements of the highly competitive environment in which we operate while ensuring that executive officers are compensated in a way that advances both short- and long-term interests of shareowners.

     We ensure that a high proportion of our executive officers’ current compensation is “at risk” through a performance-based annual bonus tied to achievement of financial objectives by our company. Periodic equity-based awards further allow us to place a significant portion of our executives’ long-term compensation “at risk” by relating it to stock price appreciation realized by all of our shareowners. In addition, we have recently issued grants of cash-based long-term incentive awards keyed to satisfaction of pre-established performance goals as an additional element of our compensation program, subject to approval of the Ingram Micro Inc. Executive Incentive Plan at the 2002 Annual Meeting of Shareowners.

     Subject to the needs of our company, we generally attempt to design all incentive and equity-based programs to be deductible under the Internal Revenue Code of 1986, as amended.

We retained Hewitt Associates LLC to conduct a competitive compensation study.

     We engaged Hewitt Associates LLC, an internationally recognized executive consulting firm, to conduct a total compensation measurement study to reassess the competitiveness of our compensation programs (base pay, annual incentives and long-term incentives) for our global executive management team for fiscal 2001. In doing so, the value of each of our pay elements was compared to information available from Hewitt’s databases for a selected group of companies from the high tech/electronics, wholesale/distribution, catalog/freight industries that we believe are our competitors in recruiting the best executives and who provide outstanding performance in shareowner return. Based on the results of the Hewitt study, we implemented new base pay ranges and long-term incentive award guidelines for each member of our global executive management team in December 2000 for fiscal 2001.

     Cash Compensation. We determined the total cash compensation (base salary and annual bonus target) for our executive officers, as well as adjustments to such salaries, after considering recommendations from our Chief Executive Officer and taking into account such factors as competitive industry salaries, the contribution and experience of the officer, and the length of the officer’s service. Our Chief Executive Officer’s recommendations took into consideration our general philosophy of targeting total cash compensation (base salary plus annual bonus target) for our executives at the median level of cash compensation of the selected companies in the 2000 Hewitt compensation survey when target levels of corporate and business unit performance are achieved.

     Annual bonus. Ingram Micro’s 2001 Executive Incentive Award Plan provided for performance-based bonuses for executives as well as other management level associates. Specifically, the 2001 annual bonus program was based 100% on our company’s performance relative to preset financial performance targets, assuming minimum financial targets are met, in order to provide maximum focus on company profitability and shareowner return. We approved a one-time adjustment to the 2001 incentive award plan to allow payment of a semi-annual bonus based on achievement of revised preset financial performance targets for the second half of 2001 to better reflect our current marketplace and to continue to provide incentives to all of our associates. At his request, our Chief Executive Officer was not eligible to earn any payment based on the revised targets.

     Equity-based awards. During fiscal year 2001, our equity-based award guidelines provided generally for the grant of stock options to executive officers upon initial employment or promotion and semi-annual grants in each successive February and July. Such options generally have a three-year vesting schedule and a ten-year term.

     In carrying out our guidelines, our Chief Executive Officer recommends to us for review and approval the number of options to be granted based on an executive officer’s salary grade level. Our Chief Executive Officer may also make recommendations that deviate from our guidelines where he deems it appropriate.

     In 2001, stock option grants were made to our management team on February 1, 2001 and on July 2, 2001 in accordance with award guidelines we had previously approved.

How is our Chief Executive Officer compensated?

     Kent B. Foster became our Chief Executive Officer on March 6, 2000 and was elected as Chairman of the Board on May 17, 2000.

     Salary and annual bonus. We entered into an employment agreement with Mr. Foster covering his services as Chief Executive Officer in March 2000. The agreement provides for an annualized base salary of $1,000,000 and the opportunity for an annual performance-based compensation award. We may also approve discretionary increases to Mr. Foster’s salary. Under the terms of his agreement, Mr. Foster is eligible for a target annual bonus opportunity of 100% of his annual base salary, with a maximum bonus opportunity of 200% of his annual base salary.

     2001 Compensation. We reviewed the annual base salary of our executive officers, including the base salary of our Chief Executive Officer, in December 2000. Based on the information presented in the 2000 Hewitt total compensation measurement study, and in recognition of Mr. Foster’s appointment to the position of Chairman and Chief Executive Officer in May 2000, we approved an increase in Mr. Foster’s annual base salary to $1,100,000 effective January 1, 2001. Mr. Foster earned a bonus of 3% of his annual base salary for the 2001 fiscal year. At his request, none of this was attributable to the revised financial performance targets we set for the second half of 2001.

     Options. Mr. Foster received options to purchase 250,830 shares of Class A common stock, at an exercise price of $16.42 in accordance with our semi-annual stock option grant guidelines for the management team on February 1, 2001. These options vest in three equal installments commencing February 1, 2002. Mr. Foster was also granted options to purchase 277,110 shares of Class A common stock in accordance with our semi-annual stock option grant guidelines for the management team on July 2, 2001. These options were granted at an exercise price of $14.39 and vest in three equal installments beginning July 2, 2002.

Members of the Human Resources Committee of the Board of Directors of Ingram Micro Inc.

Orrin H. Ingram II (Chairman) Gerhard Schulmeyer Michael T. Smith

Compensation Committee Interlocks and Insider Participation

     None of the members of the Board’s Human Resources Committee is or has been our officer or employee.

Executive Compensation Summary Table

     The following table sets forth information concerning total compensation earned or paid to our Chief Executive Officer and our four other most highly compensated executive officers who served in such capacities as of December 29, 2001 (the “named executive officers”) for services rendered to us during each of the last three fiscal years.

					Long-Term Compensation
	Annual Compensation				Awards

				Other
				Annual		Securities	All Other
		Salary	Bonus	Compensation	Restricted	Underlying	Compensation
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	Stock Awards($)(4)	Options/SARs(#)	($)(5)

Kent B. Foster,	2001	$1,098,077	$30,746	—	—	527,940	$27,452
Chairman of the Board and Chief	2000	807,692	807,692	—	—	1,707,189	20,192
Executive Officer(6)	1999	—	—	—	—	—	—

Michael J. Grainger,	2001	595,616	176,689	—	—	312,425	36,092
President and Chief	2000	428,654	248,534	—	—	186,443	20,477
Operating Officer (7)	1999	360,000	—	—	—	138,000	14,700

Guy P. Abramo,	2001	369,424	83,804	$34,567		156,570	61,685
Executive Vice President and	2000	316,732	153,510	38,895		142,363	63,276
Chief Strategy and	1999	226,539	75,000		$637,500	121,830	55,829
Information Officer(8)

Kevin M. Murai,	2001	403,751	94,478	56,320	—	156,570	95,486
Executive Vice President and	2000	330,831	319,980	25,032	—	183,496	54,745
President, Ingram Micro	1999	158,654	115,646	—	159,375	49,580	10,127
North America(9)

James E. Anderson, Jr.,	2001	397,164	69,305	—	—	92,640	22,332
Senior Vice President,	2000	378,846	168,965	—	—	131,363	15,776
Secretary and	1999	320,000	—	—	—	74,880	12,904
General Counsel

(1)	The salary information is as of the last payroll period ending immediately prior to the end of each of our fiscal years. Includes amounts deferred under qualified and nonqualified defined contribution compensation plans and pretax insurance premium amounts.

(2)	Bonuses generally were paid in February or March of the following year. For 2001, except for Mr. Foster, the amounts paid were based on revised financial performance targets established for the second half of the year by the Human Resources Committee of the Board of Directors to better reflect our marketplace and to continue to provide incentives for all of our associates. At his request, Mr. Foster was not eligible to earn any payment based on the revised targets.

(3)	Includes tax gross-up payments for Mr. Murai’s and Mr. Abramo’s forgiven home loans.

(4)	Fifty percent (50%) of the award vested on October 15, 2000 and the remaining 50% vested on October 15, 2001.

(5)	“All other compensation” for fiscal year 2001 was as follows:

•	Mr. Foster (employer thrift and supplemental plan contributions, $27,452).

•	Mr. Grainger (group term life insurance, $874; accidental death & dismemberment insurance, $131; executive long-term disability insurance, $4,460; employer thrift and supplemental plan contributions, $28,627; and tax preparation allowance, $2,000).

•	Mr. Abramo (group term life insurance, $710; accidental death and dismemberment insurance, $107; executive long-term disability insurance, $1,760; employer thrift and supplemental plan contributions, $8,880; tax preparation allowance, $1,500; and company forgiven loan for home, $48,728).

•	Mr. Murai (group term life insurance, $778; accidental death & dismemberment insurance, $117; executive long-term disability insurance, $480; employer thrift and supplemental plan contributions, $14,557; and company forgiven loan for home, $79,554).

•	Mr. Anderson (group term life insurance, $763; accidental death & dismemberment insurance, $114; executive long-term disability insurance, $3,797; employer thrift and supplemental plan contributions, $15,658; and tax preparation allowance, $2,000).

(6)	Mr. Foster joined our company as Chief Executive Officer and President on March 6, 2000. Effective May 17, 2000, Mr. Foster was appointed as Chairman and Chief Executive Officer.

(7)	Mr. Grainger served as our Executive Vice President and Chief Financial Officer until his promotion to his current position of President and Chief Operating Officer effective January 3, 2001.

(8)	Mr. Abramo served as our Senior Vice President, Marketing until his promotion to Senior Vice President and Chief Information Officer on January 1, 2000. Mr. Abramo has served in his current position of Executive Vice President and Chief Strategy and Information Officer since September 16, 2000.

(9)	Mr. Murai served as our Senior Vice President and President, Ingram Micro Canada during fiscal years 1999 and 2000, until his promotion to Executive Vice President and President, Ingram Micro U.S. effective January 24, 2000. All information provided for Mr. Murai that was earned in Canadian dollars has been converted at an exchange rate of C$1= US$.6671, the rate in effect on December 30, 2000, the last trading day of the fiscal year. Mr. Murai became Executive Vice President and President, Ingram Micro North America, effective January 2, 2002.

Stock Option/SAR Grants in Last Fiscal Year

     The following table provides information relating to stock options granted to the named executive officers for the year ended December 29, 2001.

	Individual Grants

			% of Total
	Number of		Options/SARs
	Securities		Granted to
	Underlying		Employees of the	Exercise or		Grant
	Options/SARs		Company in Fiscal	Base Price	Expiration	Date Present
Name	Granted		Year	($/sh)	Date	Value($)(3)

Kent B. Foster	250,830	(1)	3.38%	$16.42	01/31/11	$1,866,827
	277,110	(2)	3.74%	14.39	07/01/11	1,681,975

	527,940					3,548,802

Michael J. Grainger	154,445	(1)	2.08%	16.42	01/31/11	1,149,472
	157,980	(2)	2.13%	14.39	07/01/11	958,891

	312,425					2,108,363

Guy P. Abramo	74,400	(1)	1.00%	16.42	01/31/11	553,729
	82,170	(2)	1.11%	14.39	07/01/11	498,747

	156,570					1,052,476

Kevin M. Murai	74,400	(1)	1.00%	16.42	01/31/11	553,729
	82,170	(2)	1.11%	14.39	07/01/11	498,747

	156,570					1,052,476

James E. Anderson, Jr.	44,010	(1)	0.60%	16.42	01/31/11	327,549
	48,630	(2)	0.66%	14.39	07/01/11	295,170

	92,640					622,719

(1)	Such options become exercisable in three equal annual installments, beginning February 1, 2002.

(2)	Such options become exercisable in three equal annual installments, beginning July 2, 2002.

(3)	The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions: for grants on February 1, 2001 — stock price volatility of 70.51%, expected option life of 2.5 years, dividend yield of 0%, and risk free interest rate of 4.31%; for the grants on July 2, 2001 — stock price volatility of 66.30%, expected option life of 2.5 years, dividend yield of 0% and risk free interest rate of 3.09%.

Aggregate Stock Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table provides information relating to any stock options exercised by the named executive officers during the year ended December 29, 2001, as well as the number and value of securities underlying unexercised stock options held by the named executive officers as of December 29, 2001.

	Shares		Number of Securities	Value of Unexercised
	Acquired on		Underlying Unexercised	In-the-Money Options/
	Exercise	Value	Options/SARs at Year End	SARs at Year End ($)
Name	During 2001	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Kent B. Foster	—	—	569,063/1,666,066	$2,843,750/6,688,224
Michael J. Grainger	72,944	$939,378	524,809/483,521	906,429/1,043,558
Guy P. Abramo	—	—	174,414/326,349	418,259/660,968
Kevin M. Murai	26,340	262,929	120,545/293,101	381,189/744,325
James E. Anderson, Jr.	27,918	369,264	462,046/210,116	2,604,395/527,905

Employment Agreements

     Agreement with Chief Executive Officer. In March 2000, we entered into an employment agreement with Mr. Foster covering his service as our Chief Executive Officer. The initial term of this agreement runs through the end of 2002, but is automatically extended for successive additional periods of one year unless either Ingram Micro or Mr. Foster opts out at least 60 days prior to the scheduled extension time. The agreement will automatically be extended for a period of 24 months upon any change in control, as defined in the agreement.

     The agreement provides for an annual base salary of $1,000,000 (increased to $1,100,000 in 2001) and the opportunity for an annual incentive compensation award. Under the agreement, Mr. Foster is eligible for a target annual bonus opportunity of 100% of his annual base salary, and a maximum bonus opportunity of 200% of his annual base salary. The agreement also provides for Mr. Foster’s participation in our health and benefit programs.

     In the event we elect to terminate Mr. Foster’s employment for any reason other than cause or if Mr. Foster elects to terminate his employment for “good reason,” each as defined in his agreement, within 24 months after a change in control event, as defined in the agreement, we have agreed to pay Mr. Foster (1) an amount equal to three times the sum of his annual base salary and target annual bonus, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid in equal installments over a 36 month period.

     In the event we elect to terminate Mr. Foster’s employment for any reason other than cause at any other time during the term of his agreement, we have agreed to pay Mr. Foster (1) an amount equal to two times his annual base salary, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid in equal installments over a 24-month period.

     In the event Mr. Foster elects to terminate his employment for “good reason” at any other time during the term of his agreement, we have agreed to pay Mr. Foster (1) an amount equal to two times the sum of his annual base salary and target annual bonus, and (2) his prorated target annual bonus for the year in which his employment terminates. These amounts will be paid in equal installments over a 24-month period.

     Mr. Foster’s unvested stock options will continue to vest in accordance with their normal vesting schedule during any time that the payments described above are made under the agreement. However, Mr. Foster’s unvested stock options will vest immediately upon a change in control event, as defined in the agreement. We have also agreed to allow Mr. Foster a minimum of three additional years after his termination date to exercise his vested stock options in the event his employment is terminated for any reason other than cause.

     Mr. Foster currently does not participate in our health and benefit programs; however, he does receive an annual company-paid physical. In the event that any of the payments provided for under Mr. Foster’s agreement are considered golden parachute payments subject to federal excise taxes, we will pay additional amounts to Mr. Foster so that he will receive the net amounts after payment of taxes.

     2000 Agreements with named executive officers. We also entered into executive retention agreements in January 2000 with each of Messrs. Grainger, Abramo, Murai and Anderson. These agreements currently run through March 6, 2003 and will be automatically extended for successive additional periods of one year unless either we or the executive elect otherwise at least 60 days prior to the scheduled extension time. The agreements will automatically be extended for a period of 24 months upon any change in control of our company, as defined in the agreements.

     In the event we elect to terminate the employment of any of these executives for any reason other than cause or the executive elects to terminate his employment for “good reason,” each as defined in their respective agreements, within the 24 months after a change in control event, as defined in the agreement, the executive will receive (1) an amount equal to two times the sum of his annual base salary and target annual bonus, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid in equal installments over a 24-month period.

     In the event we elect to terminate the employment of any of these executives for any reason other than cause at any other time during the term of their agreements, the executive will receive (1) the greater of (a) 12 months base salary or (b) 6 months base salary plus one additional month for each year of service with us, and (2) his prorated annual target bonus for the year in which termination occurs. These amounts will be paid out in equal installments over the total number of months of base salary to be received.

     In the event any of these executives elects to terminate his employment for “good reason,” as defined in each of the respective agreements, at any other time during the term of his agreement, the executive will receive (1) the greater of (a) 12 months base salary plus the target annual bonus or (b) 6 months base salary plus one additional month for each year of service with us plus, in either case, his target annual bonus prorated for that period, and (2) his prorated target annual bonus for the year in which termination occurs. These amounts will be paid out in equal installments over the total number of months of base salary to be received.

     The executive’s unvested stock options will continue to vest in accordance with their normal vesting schedule during any time that the payments described above are made under his agreement. However, the executive’s unvested stock options will vest immediately upon a change in control event, as defined in the agreements. All of the executive’s vested options may be exercised through the earlier of the following dates: (1) the expiration date of his options and (2) the first anniversary of the last day that any payment is made under the agreement.

     Each executive received a retention payment equal to 1.5 times his base salary plus target annual bonus for the prior year as a result of his continued employment with us on January 1, 2002. Each executive will receive an additional retention payment of 0.5 times his base salary plus his target annual bonus for the prior year if he remains our employee on January 1, 2003 (the “2003 Payment”). In the event we elect to terminate the executive’s employment for any reason other than cause or the executive elects to terminate his employment for “good reason” during 2002, the 2003 Payment would be prorated from January 1, 2002 through the executive’s termination date.

     The executive will continue to receive medical coverage, his annual physical and tax preparation services during the period that any payments are required to be made under the agreement. In addition, in the event that any of the payments provided for under the agreement are considered golden parachute payments subject to federal excise taxes, we will pay additional amounts to the executive so that he will receive the net amounts after payment of taxes.

     2001 Agreements with named executive officers. We also entered into executive retention award agreements effective April 10, 2001 with each of Messrs. Murai and Abramo. These agreements provide that if the executive remains employed by us through March 1, 2006, the executive will be entitled to a lump sum cash retention payment of $2.5 million. The executive is not entitled to receive any payment if his employment with us is (1) terminated by the executive’s resignation for any reason other than his disability prior to March 6, 2006, or (2) terminated by us for cause or for refusal to accept a transfer of his principal office location to our then corporate headquarters or any of our then regional headquarters, prior to March 6, 2006.

Comparison of Five-Year Cumulative Total Returns

     The stock price performance graph below, which assumes a $100 investment on December 28, 1996 and reinvestment of any dividends, compares our cumulative total shareowner return (assuming reinvestment of dividends), the New York Stock Exchange, Inc. (“NYSE”) Composite Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045—Computer and Computer Peripheral Equipment and Software) for the period beginning December 28, 1996 through December 29, 2001. The closing price of the Class A common stock was $17.25 on December 29, 2001 and $16.21 on April 3, 2002, the record date of the annual meeting. The historical price performance of our Class A common stock is not an indication of its future performance.

	12/28/96	01/03/98	01/02/99	01/01/00	12/30/00	12/29/01

Ingram Micro Inc	$100.00	$123.40	$150.53	$55.85	$47.87	$73.40
SIC Code Index	100.00	87.84	82.50	85.44	43.06	28.50
NYSE Composite Index	100.00	131.56	156.55	171.42	175.51	159.87

PROPOSAL TWO

APPROVAL OF THE
INGRAM MICRO INC. EXECUTIVE INCENTIVE PLAN

Recommendation of the Board of Directors

     The Board of Directors recommends a vote for the approval of the Ingram Micro Inc. Executive Incentive Plan (the “Plan”), which is designated as Proposal No. 2 on the enclosed proxy card.

     The Board of Directors has unanimously approved and recommended for shareowner approval the Ingram Micro Inc. Executive Incentive Plan, a copy of which is attached to this proxy statement as Exhibit A. The following discussion, which summarizes the principal terms and features of the Plan, is subject to the Plan text.

What is the purpose of the Plan?

     The principal purpose of our Plan is to provide incentives to our executive officers who have significant responsibility for our success and growth and to assist us in attracting, motivating and retaining executive officers on a competitive basis. The Plan is not the exclusive method pursuant to which we may establish or otherwise make available bonus or incentive payments to our executive officers and other key employees.

Who administers the Plan?

     The Human Resources Committee of our Board of Directors (the “Committee”) will have the sole discretion to administer and interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee will have full power and authority to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, will be conclusive and binding on all parties concerned, including the Company, its shareowners and any person receiving an award under the Plan.

Who are eligible to participate in the Plan?

     Executive officers and other key management personnel of the Company and its affiliates will be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee will designate the executive officers and other key management personnel who will participate in the Plan each year. We believe that, initially, approximately 27 individuals will be eligible to participate in the Plan.

What are the terms of the Plan?

     Under the Plan, the Committee may establish annual and/or long-term incentive award targets, which must be achieved in order for an award to be earned by a participant under the Plan. Such targets must be based on any one or more of the following factors: price of the Company’s Class A Common Stock, shareowner return, return on equity, return on investment, return on capital, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The targets may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee.

     These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results will be based entirely on financial measures.

     The specific performance targets for each participant must be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required or permitted by Section 162(m) of the Code) to which the performance target relates. The performance target must be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

     Awards will be payable following the completion of the applicable fiscal year upon certification by the Committee that the Company achieved the specified performance target established for the participant. Notwithstanding the attainment of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. In no event may a participant receive an award of more than $7,500,000 under the Plan in any fiscal year.

When will the Plan become effective?

     The Plan became effective on February 12, 2002, subject to approval by our shareowners at our 2002 Annual Meeting of Shareowners.

Can the Plan be amended or terminated?

     The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan. However, unless our shareowners have first approved, no amendment of the Plan will be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

What are the anticipated incentive payment opportunities that would be granted under the Plan?

     It is not possible to determine at this time the amounts, if any, that may be payable under the Plan. We anticipate, however, that the initial performance period will have a three-year duration, and that incentive opportunities will be based on the extent to which the pre-established targets are satisfied.

What are the effects of the Plan on the Company?

     Awards under the Plan are intended to qualify as deductible performance-based compensation under Section 162(m) of the Code, which limits, under certain circumstances, federal tax deductions for any compensation payable to executive officers that exceeds $1,000,000 in any fiscal year.

What is the required vote to approve the proposal?

     The affirmative vote of the holders of a majority of the voting power represented at the Meeting is necessary for approval of the Plan. Therefore, abstentions and broker non-votes effectively count as votes against the proposal. We believe that members of the Ingram family and other parties to the board representation agreement intend to vote “FOR” this proposal.

OTHER MATTERS

     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareowners, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP served as our independent accountants for fiscal 2001. This firm has advised us that it has no direct or indirect financial interest in our company. Representatives of this firm are expected to be present at the 2002 annual meeting of shareowners, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareowners. It is anticipated that the Audit Committee of the Board of Directors will recommend that PricewaterhouseCoopers LLP be selected to serve as our independent accountants for 2002. See “Report of the Audit Committee.”

ANNUAL REPORT

     Ingram Micro’s Annual Report for the fiscal year ended December 29, 2001, including the consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants, and their report thereon dated February 14, 2002 is being mailed to all shareowners with this proxy statement. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2001 (with exhibit 99.01 only), as filed with the United States Securities and Exchange Commission (the “SEC”), will be sent to any shareowner without charge upon written request to Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our Annual Report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.

SHAREOWNER PROPOSALS

     Shareowners interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of shareowners in 2003 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareowner proposals no later than December 24, 2002.

By order of the Board of Directors,

James E. Anderson, Jr. Senior Vice President, Secretary and General Counsel

April 22, 2002
Santa Ana, California

EXHIBIT A

INGRAM MICRO INC.
EXECUTIVE INCENTIVE PLAN

     1. Purpose. The principal purpose of the Ingram Micro Inc. Executive Incentive Plan (the “Plan”) is to provide incentives to executive officers of Ingram Micro Inc. (the “Company”) who have significant responsibility for the success and growth of the Company and to assist the Company in attracting, motivating and retaining executive officers on a competitive basis.

     2. Administration of the Plan. The Plan shall be administered by the Human Resources Committee of the Board of Directors (the “Committee”). The Committee shall have the sole discretion to interpret the Plan; approve a pre-established objective performance measure or measures annually; certify the level to which each performance measure was attained prior to any payment under the Plan; approve the amount of awards made under the Plan; and determine who shall receive any payment under the Plan.

     The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations and guidelines for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareowners and any person receiving an award under the Plan.

     3. Eligibility. Executive officers and other key management personnel of the Company and its affiliates shall be eligible to receive awards under the Plan, which awards are intended to qualify as performance-based awards for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee shall designate the executive officers and other key management personnel who will participate in the Plan each year.

     4. Awards. The Committee shall establish annual and/or long-term incentive award targets for participants. If an individual becomes an executive officer during the year, such individual may be granted eligibility for an incentive award for that year upon such individual becoming an executive officer.

     The Committee shall also establish annual and/or long-term performance targets, which must be achieved in order for an award to be earned under the Plan. Such targets shall be based on any one or more of the following: price of the Company’s Class A Common Stock, shareowner return, return on equity, return on investment, return on capital, sales productivity, sales growth, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share, operating unit contribution, achievement of annual operating profit plans, debt level, market share or similar financial performance measures as may be determined by the Committee. The targets may be established on a cumulative basis or in the alternative, and may be established on a stand-alone basis with respect to the Company or any of its operating units, or on a relative basis with respect to any peer companies or index selected by the Committee.

     These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. These performance goals and determination of results shall be based entirely on financial measures.

     The specific performance targets for each participant shall be established in writing by the Committee within ninety days after the commencement of the fiscal year (or within such other time period as may be required by Section 162(m) of the Code) to which the performance target relates. The performance target shall be established in such a manner that a third party having knowledge of the relevant facts could determine whether the performance goal has been met.

A-1

     Awards shall be payable following the completion of the applicable fiscal year upon certification by the Committee that the Company achieved the specified performance target established for the participant. Notwithstanding the attainment by the Company of the specified performance targets, the Committee has the discretion, for each participant, to reduce some or all of an award that would otherwise be paid to such participant. However, in no event may a participant receive an award of more than $7,500,000 under the Plan in any fiscal year.

     5. Miscellaneous Provisions. The Company shall have the right to deduct from all awards hereunder paid in cash any federal, state, local or foreign taxes required by law to be withheld with respect to such awards. Neither the Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company. The costs and expenses of administering the Plan shall be borne by the Company and shall not be charged to any award or to any participant receiving an award.

     The Plan is not the exclusive method pursuant to which the Company may establish or otherwise make available bonus or incentive payments to its executive officers and other key employees.

     6. Effective Date, Amendments and Termination. The Plan shall become effective on February 12, 2002 subject to approval by the shareowners of the Company at its 2002 Annual Meeting of Shareowners. The Committee may at any time terminate or from time to time amend the Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any awards theretofore made under the Plan.

     However, unless the shareowners of the Company shall have first approved thereof, no amendment of the Plan shall be effective which would increase the maximum amount which can be paid to any one executive officer under the Plan in any fiscal year, which would change the specified performance goals for payment of awards, or which would modify the requirement as to eligibility for participation in the Plan.

A-2

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INGRAM MICRO INC.	PROXY

The undersigned, a shareowner of Ingram Micro Inc. (the “Company”), hereby appoints James E. Anderson, Jr. and Michael J. Grainger, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 3, 2002 by the undersigned, each with full power of substitution, at the Annual Meeting of the Shareowners of the Company, to be held on Thursday, May 30, 2002, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East St. Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.	INGRAM MICRO INC. ANNUAL MEETING OF SHAREOWNERS MAY 30, 2002
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1 AND 2. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.	[INGRAM MICRO LOGO]

If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein.	SEE REVERSE SIDE

— DETACH ABOVE CARD, SIGN, DATE AND MAIL IN POSTAGE-PAID ENVELOPE PROVIDED —

Please mark your votes as in this example	0343

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

		FOR	WITHHELD
1.	Election of Directors.			Nominees for election as Class I Directors (terms expiring in 2005) 01 Kent B. Foster 02 Martha R. Ingram

To withhold authority to vote for any nominee, write the nominee’s number below:

		FOR	AGAINST	ABSTAIN
2.	Approval of the Ingram Micro Inc. Executive Incentive Plan.

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)	DATE

- FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL -

(INGRAM MICRO LOGO)

Dear Shareowner:

INGRAM MICRO INC. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return your proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above must be used to access the system.

1.	To vote over the Internet: *Log on to the Internet and go to the web site http://www.eproxyvote.com/im

2.	To vote by telephone: *On a touch-tone telephone, call (1-877-779-8683) 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.